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                                                                    EXHIBIT 11.1

                           PROBUSINESS SERVICES, INC.

                STATEMENT REGARDING THE COMPUTATION OF NET LOSS
                        AND PRO FORMA NET LOSS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                                                THREE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                               --------------------
                                                                                                 1997       1996
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Net loss.....................................................................................  $  (2,877) $  (1,279)

Shares used in the net loss per share computation:
  Weighted average shares of common stock outstanding........................................      2,661        212
  Shares related to Staff Accounting Bulletin Topic 4D
    Cheap stock..............................................................................     --          1,318
    Common stock options.....................................................................     --            386
    Preferred stock..........................................................................     --          1,229
    Warrants.................................................................................     --             79
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Shares used in net loss per share computation................................................      2,661      3,224
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Net Loss per Share...........................................................................  $   (1.08) $   (0.40)
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Calculation of shares outstanding for computing pro forma net loss per share:
    Shares used in computing historical net loss per share (from above)......................      2,661      3,224
    Adjustments to reflect the effect of the assumed conversion of convertible preferred
      stock from the date of issuance........................................................      5,667      5,227
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Shares used in computing pro forma net loss per share........................................      8,328      8,451
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Pro forma net loss per share.................................................................  $   (0.35) $   (0.15)
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